Exhibit 10.6

INDEMNITY AGREEMENT

This Indemnity Agreement (this “Agreement”), effective on March 7, 2014, is between EnLink Midstream Partners, LP, a Delaware limited partnership (the “Company”), and                      (“Indemnitee”), a director or an officer of the General Partner (as defined below).

RECITALS:

1.              Indemnitee is a director, manager or officer of EnLink Midstream GP, LLC, the general partner of the Company (the “General Partner”).

2.              The General Partner manages the business and affairs of the Company.

3.              As a condition to Indemnitee becoming a director, manager or officer of the General Partner (or continuing in that role), the Company has agreed to provide the indemnities and insurance and to advance expenses to Indemnitee as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises contained herein, the parties agree as follows:

1.             Indemnity of Indemnitee.

(a)           To the fullest extent permitted by law, but subject to the limitations provided in this Agreement, the Company will indemnify and hold Indemnitee harmless, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, ERISA excise taxes, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (hereinafter, a “proceeding”), in which Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, because Indemnitee is or was a director, manager or officer of the General Partner or the Company, or is or was serving at the request of the General Partner or the Company as a manager, managing member, general partner, director, officer, fiduciary, or trustee of any other entity, organization or person of any nature, including service with respect to employee benefit plans, and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company or the General Partner.  Notwithstanding the above, the Company will not indemnify Indemnitee under this Agreement or otherwise if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which Indemnitee is seeking indemnification, Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that Indemnitee’s conduct was unlawful.

(b)           To the fullest extent permitted by law, the Company shall timely pay the expenses (including legal fees and expenses) incurred by Indemnitee in defending any proceeding for which indemnity is provided under section 1(a).  The Company shall pay the expenses or reimburse Indemnitee for expenses paid by Indemnitee promptly following presentment in writing with reasonable detail.  The Company’s obligation to pay Indemnitee’s expenses will cease upon entry of a final and non-appealable judgment by a court of competent jurisdiction determining that Indemnitee is not entitled to be indemnified under the terms of this Agreement for the matter for which Indemnitee is seeking indemnification.

(c)           If a claim under paragraph (a) or (b) of this section is not paid in full by the Company within 45 days after a written claim has been received by the Company, Indemnitee may, at any time thereafter, bring suit against the Company to recover the unpaid amount of the claim.  The Company will bear the burden to show that indemnification or advances are not required under this Agreement.  Indemnitee is also entitled to recover the expenses incurred to prosecute such claim to the extent he or she is successful in establishing his or her right to indemnification or to the advancement of expenses.

(d)           The termination of any proceeding to which Indemnitee is a party by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, does not create a presumption that Indemnitee failed to meet any standard of conduct required for reimbursement, but specific determinations, findings or admissions will be given effect under this Agreement.

2.             Maintenance of Insurance.

(a)           Subject only to the provisions of Section 2(b) hereof, so long as Indemnitee serves as a director or officer of the Company or the General Partner (or shall continue at the request of the Company to serve as a manager, managing member, general partner, director, officer, fiduciary, or trustee of another entity, person, or organization, including service with respect to employee benefit plans) and thereafter so long as Indemnitee may be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, because Indemnitee was a director or officer of the Company or the General Partner (or served in any of said other capacities), the Company will maintain in effect for the benefit of Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance (the “D & O Insurance”) providing coverage comparable to that provided by similarly situated companies.  The Company will review its D & O Insurance each year and update the plans as required to meet this section.

(b)           The Company is not required to maintain said policy or policies of D & O Insurance in effect if the Board of Directors of the General Partner determines that (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance or (iii) said insurance is not otherwise reasonably available; provided, however, that in the event the then Board of Directors makes such a judgment, the Company shall purchase and maintain in force a policy or policies of D & O Insurance in the amount and with such coverage as the Board of Directors determines to be reasonably available.

3.             Continuation of Indemnity.

The obligations of the Company under this Agreement apply to any and all claims made after the date of this Agreement regardless of when the facts upon which such claims are based occurred, including times before the date hereof. All agreements and obligations of the Company contained in this Agreement shall continue during the period Indemnitee is a director or officer of the Company or the General Partner (or is serving at the request of the Company as a manager, managing member, general partner, director, officer, fiduciary, or trustee of another entity, person, or organization (including service with respect to employee benefit plans) and shall continue as to an Indemnitee who has ceased to serve in such capacity and inure to the benefit of the heirs, successors, assigns and administrators of Indemnitee.

4.             Contribution.

If the full indemnification provided in Section 1 is not paid to an Indemnitee because such indemnification is prohibited by law, then in respect of any actual or threatened proceeding in which the Company or the General Partner is jointly liable with Indemnitee (or would be if joined in such proceeding) the Company shall contribute to the amount of expenses incurred by Indemnitee for which indemnification is not available in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and the General Partner on the one hand and Indemnitee on the other hand from the transaction from which such proceeding arose and (ii) the relative fault of the Company or the General Partner on the one hand and of Indemnitee on the other in connection with the events that resulted in such expenses, as well as any other relevant equitable considerations.  The relative fault of the Company (which shall be deemed to include the Company’s and the General Partner’s other directors, officers and employees) on the one hand and of Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses.  The Company agrees that it would not be just and equitable if contribution pursuant to this section were determined by any method of allocation which does not take account of the foregoing equitable considerations.

5.             Notification and Defense of Claim.

Indemnitee shall notify the Company as soon as practicable after receipt by Indemnitee of actual knowledge of any proceeding that may result in Indemnitee making an indemnification claim under this Agreement.  However, the failure of Indemnitee to give timely notice will not relieve the Company’s obligations hereunder except to the extent the Company is actually prejudiced by the delay or failure to provide notice.  With respect to any proceeding as to which Indemnitee has provided notice:

(a)           The Company will be entitled to participate at its own expense; and

(b)           Except as otherwise provided below, the Company may assume the defense of any proceeding with counsel reasonably satisfactory to Indemnitee. If the Company elects to assume the defense, then after notice to Indemnitee, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense, other than reasonable costs of investigation, including an investigation in connection with determining whether there exists a conflict of interest of the type described in clause (ii) of this paragraph, or as otherwise provided in this paragraph. Indemnitee has the right to employ his or her counsel in any proceeding, but the fees and expenses of such counsel incurred after the Company notifies Indemnitee of its assumption of the defense will be at Indemnitee’s sole expense.  However, the Company will bear Indemnitee’s expenses incurred after the Company notifies Indemnitee of its assumption of the defense if: (i)  the Company authorizes Indemnitee’s employment of counsel or incurrence of other expenses; (ii) Indemnitee, with the advice of counsel, reasonably determines that there is a conflict of interest between the Company and Indemnitee that is reasonably likely to materially and adversely impact the conduct of Indemnitee’s defense or (iii)  the Company does not employ counsel to assume the defense of such action within a reasonable time after the Company’s election to assume the defense.  The Company may not assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee makes the determination described in clause (ii) of this paragraph.

(c)           The Company is not obligated to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim without the Company’s written consent. The Company may not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee may unreasonably withhold their consent to any proposed settlement.

6.             Undertaking to Repay Expenses.

If a court determines that Indemnitee is not entitled to, or the Company is not obligated to pay, any amounts paid by the Company to Indemnitee under this Agreement, Indemnitee must repay the Company those amounts so paid or advanced within 30 days following such determination.  In addition, to the extent that the Company assumes or reimburses any expenses, Indemnitee hereby assigns to the Company any rights to indemnification for those expenses that may arise from any other party (including any insurance proceeds) and agrees to pay to the Company any amounts that Indemnitee receives as reimbursement of those same expenses.

7.             Notice.

Any notice to the Company shall be in writing and directed to EnLink Midstream Partners, LP, 2501 Cedar Springs, Dallas, Texas 75201, Attention: Corporate Secretary (or such other address as the Company shall designate in writing to Indemnitee).  Any notice to Indemnitee shall be in writing and directed to the address included on the signature page to this Agreement.  Notices are effective upon receipt.

8.             Severability.

If any provision of this Agreement is found to be invalid, illegal or unenforceable for any reason whatsoever:

(a)           the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not be affected or impaired in any way; and

(b)           to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) must be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.             Indemnification Under this Agreement Not Exclusive.

(a)           The rights to indemnification and to the advancement of expenses provided by this Agreement are in addition to and not exclusive of any other rights to which Indemnitee may be entitled under any statute, any provision of the Company’s or the General Partner’s organizational or governing documents, or any other agreement, any vote of members or directors, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office.  To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification under any statute, agreement, organizational document or governing document than would be afforded currently under this Agreement, it is the intention of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

(b)           It is the intention of the parties in entering into this Agreement that the insurers under any D & O Insurance policy will be obligated to pay any claims by Indemnitee that are covered by such policy. However, the obligations of the insurers to the Company or Indemnitee shall not be deemed reduced or impaired in any respect by virtue of the provisions of this Agreement.

10.           Miscellaneous.

(a)           This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

(b)           This Agreement is binding upon Indemnitee and upon the Company, their respective successors and assigns, and inures to the benefit of Indemnitee and his or her heirs, executors, personal representatives and assigns, and to the benefit of the Company, its successors and assigns.  If the Company merges or consolidates with another entity, organization or person, or sells, leases, transfers or otherwise disposes of all or substantially all of its assets to another entity, organization or person (in one transaction or series of transactions), (i) the Company shall cause the successor in the merger or consolidation or the transferee of the assets that is receiving the greatest portion of the assets or earning power transferred pursuant to the transfer of the assets, to assume all of the Company’s obligations under and agree to perform this Agreement either by operation of law or by agreement in form and substance satisfactory to Indemnitee, and (ii) the term “Company” whenever used in this Agreement shall thereafter mean and include any such successor or transferee.

(c)           As used in this Agreement, no matter adjudicated by a court order will be “determined” or “ultimately determined,” and no matter will be a “final disposition” unless and until (i) the time to appeal, petition for writ of certiorari, or otherwise seek further review or to move for reargument, rehearing or reconsideration of the order has expired and no appeal, petition for writ of certiorari or other review, or proceedings for reargument, rehearing, or reconsideration are pending, or (ii) if an appeal, petition for writ of certiorari, or other request for review or reargument, rehearing or reconsideration thereof is allowed and has been sought, such order has been affirmed by the highest court to which such order was appealed or review thereof has been denied by the highest court from which a writ of certiorari, or other request for review or reargument, rehearing, or reconsideration was sought, and the time to take any further appeal, to petition for writ of certiorari or to otherwise seek review, or to move for reargument, rehearing, or reconsideration has expired.

(d)           Except as provided below, no amendment, modification, termination or cancellation of this Agreement is effective unless in writing and signed by both of the parties. However, the Company may amend this Agreement from time to time without Indemnitee’s consent to the extent the Company determines that it is necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder.  Amendments under this paragraph (d) may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Indemnitee. Any reduction in benefits or other changes that are unfavorable to Indemnitee will only be those required to comply with Section 409A of the Code and the regulations promulgated thereunder.

(e)           This Agreement provides for the indemnification of, and/or purchase of insurance policies providing for payments of, expenses and damages incurred with respect to bona fide claims against Indemnitee, as a service provider, and the Company, as the service recipient, in accordance with Treas. Reg. Section 1.409A-1(b)(10).  The Agreement does not provide for the deferral of compensation.  The Agreement must be construed consistently, and limited in accordance with, the provisions of such regulation.

(f)           This Agreement supersedes any prior written Indemnification Agreement entered into between Indemnitee and the Company or the General Partner.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the day and year first above written.

ENLINK MIDSTREAM PARTNERS, LP
By:	EnLink Midstream GP, LLC
its general partner

By:
Name:
Title:

INDEMNITEE

Name:
Address: